Exhibit 99.1

INTEGRATED SECURITY SYSTEMS, INC. ANNOUNCES PRELIMINARY AGREEMENT OF MERGER WITH ARMR SERVICES CORPORATION

Irving, Texas - July 24, 2003 - Integrated Security Systems, Inc. (ISSI), (OTCBB
Symbol: IZZI) today announced the execution of a Letter of Intent whereby ARMR Services Corporation (ARMR) would be merged with an ISSI subsidiary. The purchase price, which has not been disclosed, consists largely of the common stock of ISSI for the families of Paul Roland and Scott Rosenbloom, the principals of ARMR. The final agreement between ISSI and ARMR is expected to be executed, subject to certain closing conditions, within 30-60 days.

ARMR engineers and manufactures high security crash rated barriers, parking control equipment and other security systems for business and government use throughout the world and is one of the leaders in the crash barrier industry. Staffed with experienced personnel who have been involved in designing and installing barrier systems for over 20 years, ARMR has real world practical experience in designing and modifying control circuits, hydraulic systems and associated installation documents.

ARMR had sales of approximately $6.3 million and $2.7 million for the years ending December 31, 2002 and December 31, 2001, respectively. There has been significant growth in sales for the first six months of this calendar year compared to the prior year. Customers who have received ARMR products and services are the Pentagon, San Diego Naval Station, G. E. Headquarters, Hertz, FDA, FAA Headquarters, Department of State and several Foreign Embassies.

We are extremely excited and pleased about the merger of ISSI and ARMR," said C.
A. Rundell, Jr., chairman and chief executive officer of ISSI. "ARMR brings engineering, marketing, and industry expertise to the perimeter security business at our B&B subsidiary. We hope to help the combined operations grow in a professional manner," continued Mr. Rundell.

ARMR President, Paul Roland, stated, "We are proud of what we have accomplished in our company and believe the people we are joining can help us continue to grow." Please visit www.armrservices.com for additional information on the company.

Headquartered in Irving, Texas, ISSI is a technology company that designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces. ISSI is a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. ISSI designs, manufactures and distributes warning gates, crash barriers (anti-terrorist and traffic control barriers), lane changers, airport and navigational lighting and perimeter security gates and operators. ISSI's Intelli-Site(R) provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site(R) features a user-defined graphics interface that controls various security devices within one or multiple facilities. ISSI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries: B&B Electromatic, Inc. and Intelli-Site, Inc. For more information, please visit www.integratedsecurity.com, www.intelli-site.com, or www.bbgates.com.

This information contains certain forward-looking statements. It is important to note that ISSI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.

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CONTACTS:
C. A. Rundell, Jr., Chairman, CEO, Integrated Security Systems, Inc. - (972) 444-8280 Peter Beare, President, B&B Electromatic, Inc. - (800) 367-0387



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